Sinkler & Boyd, P.A.
                                Attorneys at Law
                               The Palmetto Center
                          1426 Main Street, Suite 1200
                         Columbia, South Carolina 29201
                                 (803) 779-3080



FILED VIA EDGAR
---------------


                                February 4, 1999

Board of Directors
Clover Community Bankshares, Inc.
124 North Main Street
Clover, South Carolina 29710-1024


Gentlemen:

         In connection with the registration under the Securities Act of 1933 (the "Act") of 50,000 shares of the common stock, no par value (the "Common Stock"), of Clover Community Bankshares, Inc., a South Carolina corporation (the "Company") for issuance pursuant to the Clover Community Bankshares, Inc. Dividend Reinvestment Plan, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, it is our opinion that the Common Stock, when issued upon the terms and conditions set forth in the Registration Statement filed by the Company in connection with the registration of the Common Stock, and upon receipt of the consideration therefor, will be legally issued, fully paid and nonassessable.

         We consent to be named in the Registration Statement as attorneys who will pass upon certain legal matters in connection with the offering described in the Registration Statement, and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                                     Very truly yours,



                                                     Sinkler & Boyd, P.A.